EXHIBIT E

                                          January 8, 1998

VIA FACSIMILE
212-265-8049

B1 Investments LLC
Balfour Investors Incorporated
Veritov Trade, Inc.
c/o Balfour Investors Incorporated
620 Fifth Avenue
New York, NY  10020
Attention:  Mr. Ken Grossman

            Re:   Discovery Zone, Inc. Class 6 Common Stock and Warrants

Gentlemen:

            Reference is made to (i) that certain Amended and Restated Operating Agreement of Birch Holdings LLC ("Birch"), dated as of July 17, 1996, among Birch Acquisition LLC ("SM Acquisition"), B1 Investments LLC ("BF Acquisition") and the individual named therein as the withdrawing member (the "Agreement"), and (ii) that certain letter agreement (the "Letter Agreement"), also dated July 17, 1996, between SM Acquisition, BF Acquisition and Veritov, Trade Inc. ("Veritov"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement of the Letter Agreement, as the case may be.

            The purpose of this letter is to confirm our understanding with respect to the following matters:

            1. Upon issuance of the shares DZ Common Stock and General Warrants in accordance with the letter of instruction (the "Letter of Instruction") dated December 23, 1997 to Mr. Robert Rooney of DZ (a copy of which is attached hereto as Exhibit
                  A), such issuances by DZ shall be in full satisfaction of the obligations of the Company, SM Acquisition and their respective Affiliates to distribute or transfer to BF Acquisition and its Affiliates (including each of you) any warrants to purchase DZ Common Stock. In addition, such issuances shall be deemed to constitute a
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                  BF Acquisition Satisfaction Event, with the effects set forth in paragraph 3(i) of the Letter Agreement.

            2. The provisions of Article 8 of the Agreement shall apply, mutatis mutandis, to the 213,983 and 37,757 shares of DZ Common Stock held by Balfour in Veritov and Birch, respectively, to be issued pursuant to the Letter of Instruction, and each of you agrees to be bound by such provisions to the same extent as BF Acquisition.

            If the foregoing correctly sets forth our agreement with respect to the subject matter hereof, please sign the attached copy of this letter, which shall serve as our agreement, and return the same to me.

                                       Very truly yours,

                                       BIRCH ACQUISITION LLC



                                       By: /s/ Greg S. Feldman
                                           -------------------------------------
                                           Name:  Greg S. Feldman
                                           Title: Managing Partner

Acknowledged and Agreed:

B1 INVESTMENTS LLC



By: /s/ Jay Goldsmith
    ------------------------------
    Name:  Jay Goldsmith
    Title: Member



BALFOUR INVESTORS INC.



By: /s/ Harry I. Freund
    ------------------------------
    Name:  Harry I. Freund
    Title: Chairman of the Board
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VERITOV TRADE, INC.



By: /s/ Harry I. Freund
    ------------------------------
    Name:  Harry I. Freund
    Title: President